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                                 Exhibit 10.24


                        SERVICE CONTINUATION AGREEMENT
                        ------------------------------

    This Service Continuation Agreement ("Agreement") is effective as of December 29, 1997 by and between Frontier Corporation ("Frontier"), a New York corporation with its principal offices at 180 South Clinton Avenue, Rochester, New York 14646 ("Frontier Center"), and Louis L. Massaro, of 19 Mile Post Lane, Pittsford, New York, 14534 ("Massaro").

    WHEREAS, Frontier and Massaro are parties to a certain employment and change of control agreement ("Employment Agreement") entered into as of August 16, 1995; and

    WHEREAS, Massaro has valuable specific knowledge of the operations of Frontier, and Frontier seeks to maintain the availability of Massaro, during a period in which Massaro's knowledge is expected to be of special value to Frontier, and

    WHEREAS, Massaro and Frontier are willing to establish arrangements to maintain the availability to Frontier of Massaro's knowledge and information, and agree that this Agreement accurately reflects such arrangements,

    NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, the parties hereto agree as follows:


ARTICLE I.  EMPLOYMENT CONTINUATION AND POSTEMPLOYMENT
            AVAILABILITY.

    1.   Employment Continuation.   Massaro and Frontier agree that Massaro
         -----------------------
shall continue to perform services as an employee and senior executive of Frontier between the date of this Agreement (the "Effective Date") and the close of business on February 28, 1998, the date on which Massaro has indicated his intent to retire, or such other date as shall be mutually agreed upon by Frontier and Massaro (the date upon which Massaro actually retires to be referred to herein as the "Retirement Date"). The period from the Effective Date through and including the Retirement Date shall constitute the "Retention
Term".   Massaro's existing Employment Agreement shall terminate on the
Retirement Date, except such provisions as may otherwise be addressed herein.

    Effective on the first day after the Retirement Date, Massaro resigns any position he may hold as an officer or director of Frontier or of any subsidiary or affiliate of Frontier, and from which he has not previously resigned.

    2.   Postemployment Consulting.   For a period commencing the day after the
         -------------------------
Retirement Date and ending February 28, 1999, Frontier agrees to retain the services of Massaro as a consultant to Frontier, and Massaro agrees to provide consulting services ("Services") to Frontier, under the terms and conditions stated herein. The period from the end of the Retention Term through and including February 28, 1999 shall constitute the "Consulting Term".

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ARTICLE II.  EMPLOYEE RETENTION PROVISIONS

     1.   Employee Services.   Massaro agrees to continue to perform the duties
          -----------------
and obligations required of him in his current role as an employee and senior executive of Frontier through the end of the Retention Term, and as provided for in the Employment Agreement, it is the intent of this Agreement to continue to encourage his complete dedication to Frontier during the Retention Term so as to assure Frontier of continuity in its relationships with customers and employees. Except as set forth in this Agreement and the Employment Agreement, Massaro's employment continues to be "at will" through the end of the Retention Term.

     2.   Base Compensation and Cash Transition Incentive.   Frontier agrees to
          -----------------------------------------------
modify Massaro's base compensation under the Employment Agreement, and shall pay Massaro, effective November 1, 1997 and through the end of the Retention Term, at a base compensation rate of Three Hundred Twenty-Five Thousand Dollars ($325,000) per annum, in installments in accordance with Frontier's policies that are in effect during such period. In addition, Frontier agrees to pay to Massaro, prior to the end of the fourth quarter of 1997, as a one-time
transition incentive, the sum of One Hundred Thousand Dollars ($100,000).   This
transition incentive shall not be deemed a part of Massaro's base compensation but shall be taken into account for purposes of Massaro's pension benefit calculation.

     3.   Stock Transition Incentive.   Frontier has elected to grant to Massaro
          --------------------------
one hundred thousand (100,000) options to purchase common stock of Frontier, at a price set as of November 17, 1997, which options are granted under the Frontier Management Stock Incentive Plan, and which shall have the three-year vesting schedule and other terms and conditions established under that Plan.
To accept the grant, Massaro agrees to execute an option agreement in its
prevailing form.   Such options shall continue to vest according to the
applicable plan vesting schedule during the stated period, including such part of the period that occurs after Massaro's retirement, subject to termination under the conditions stated in the option agreement. Such options will accelerate in the event of a Change of Control according to the provisions of the applicable plan. In the event Massaro violates the non-competition provision of such option agreement between the execution date of this Agreement and February 28, 1999, inclusive, all options granted under this Section and that are not exercised as of the date such violation is claimed may be terminated by Frontier pursuant to the provisions of the option agreement, subject to the procedures set out in Section 8 of Article IV of this Agreement.

     4.   Retirement Credit.   Frontier agrees to credit Massaro with an
          -----------------
additional 24 months of service for the purposes of determining the level of his retirement benefits under such defined benefit retirement or pension plans as are maintained by Frontier and under which Massaro may be a covered employee. Massaro will be eligible for regular retirement benefits, including medical benefits, under the applicable provisions of such employee retiree and/or
executive retiree programs as are applicable to Massaro.   No new benefit is
intended to be created from the additional retirement credit. Applicable payments will commence on the fifteenth day of the first full calendar month after Massaro retires. Massaro also will be provided with the option to choose a 100% joint and survivor benefit related thereto.

     Massaro also shall be entitled to select COBRA coverage that is made available generally to departing employees and which will remain available for a
period of eighteen (18) months.   In addition, but in lieu of the additional
life insurance, disability, medical, dental, vision

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and hospitalization benefits that would be provided for an additional 24 months after the end of employment under the Employment Agreement, Massaro also may elect to receive a one-time cash payment of Twenty-Five Thousand Dollars ($25,000), which shall not be deemed a part of Massaro's base compensation, nor be taken into account with respect to the calculation of any benefits.

     In the event Massaro should die or become disabled within the terms of any benefit plan during the Retention Term, Massaro shall be deemed to have retired one day prior to his death or disability, and he, or his estate or spouse, as may be designated by Massaro, shall receive the full benefits available to them in such capacity, from such circumstance. Any existing options and restricted stock currently held by Massaro and which are provided under a plan that provides for vesting into retirement will continue to vest into Massaro's retirement to the extent provided in the applicable plan.

     5.   Provisions Related to Non-Competition, Non-Solicitation and Protection
          ----------------------------------------------------------------------
of Frontier Confidential Information.   Massaro agrees to continue to honor
------------------------------------
fully the provisions of the Employment Agreement with respect to his access to and use of Frontier information, to non-competition with Frontier, and to non-solicitation of Frontier customers and employees, as such provisions, incorporated herein by reference, are modified or clarified by this Agreement.

     Massaro further agrees that, in consideration of the additional and expanded benefits provided him under this Agreement, the Restricted Period, as defined in the Employment Agreement, shall be restated as 24 months for purposes of Section 4.1(ii) of the Agreement (non-solicitation) and of this Agreement,
and shall terminate February 29, 2000.   Frontier and Massaro agree that the
Restricted Period, as defined in the Employment Agreement, shall be reduced to 12 months for purposes of Section 4.1(i) of the Agreement (non-competition) and
of this Agreement, and shall terminate February 28, 1999.   Solicitation,
competitive activity or disclosure of information that is not in violation of this Agreement or the Employment Agreement, as modified herein, will not be deemed to be inimical to Frontier within the terms of any other plan or agreement involving Massaro. Frontier agrees that it will waive, as to Massaro, such part of the time limit of any non-compete provision of any option agreement or restricted stock agreement or supplemental pension plan currently in place with or affecting Massaro to the extent that such provision would extend beyond the 12 month period of section 4.1(i) and (ii) of the Employment Agreement. All such non-compete and non-solicitation provisions applicable to Massaro shall terminate upon a Change of Control, consistent with the Employment Agreement, if such Change of Control occurs earlier. Massaro reiterates and confirms the continued applicability of Sections 4.3 and 5 of the Employment Agreement. In the absence of any earlier termination of such provisions, if Massaro complies with the non-compete and non-solicitation provisions of the Employment Agreement, as they are modified here, through and including February 28, 1999, for the purposes of Section 4.1(i) and February 29, 2000, for the purposes of
Section 4.1(ii), his responsibilities with respect to such provisions shall be deemed fully satisfied.

     6.   Payments After Retirement.   Provided that Massaro remains in
          -------------------------
compliance with the terms and conditions of this Agreement, Frontier and Massaro agree that, promptly after the end of the Retention Term, or his death or disability, as defined by the applicable benefit plans, whichever is earlier, Massaro (or his estate, as applicable) shall be paid: (a) such compensation as has and will accrue through the end of the Retention Term and which has not been paid to Massaro by such date, including compensation for banked and unused vacation time identified

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below; and (b) the sum of Seven Hundred Ten Thousand Dollars ($710,000) promptly after Massaro's retirement; both of which shall be subject to applicable withholdings. Such payment is in lieu of all sums that are or may be due to Massaro under section 6 of the Employment Agreement and any other obligation of Frontier or expectation of Massaro not otherwise addressed specifically by this
Agreement.   In the event of a Change of Control, and Massaro receives payments that would qualify as "parachute payments" under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), the amount calculated under this Agreement may be reduced by the present value (determined as provided in Section 280G(d)(4) of the Code) of any other amount of severance relating to salary or bonus continuation to be received by Massaro upon termination of employment under any Frontier severance plan, policy or arrangement, if such provision is triggered by any event(s) after the Effective Date, but Massaro shall continue to have the benefit of the "gross-up" provision of the Employment Agreement for such Change of Control as stated in section 7 of the Employment Agreement and the Addendum to the Employment Agreement.

     The Change of Control provisions set out in Sections 6 and 11 of the Employment Agreement between Frontier and Massaro remain in full force and
effect through the end of the Retention Term.   No sums will be payable to
Massaro under this Article or the Employment Agreement for any Change of Control event within the terms of the Employment Agreement that first occurs after the end of the Retention Term other than such amounts as may be payable under
Section 7 of the Employment Agreement.

     If an event constituting a Change of Control within the terms of the Employment Agreement should occur before the end of the Retention Term, and Massaro's employment is terminated: (a) for Good Reason as defined in the Employment Agreement prior to the end of the Retention Term, or (b) by Frontier following Change of Control but prior to the end of the Retention Term, then in either event Massaro shall be entitled to the appropriate payments set out in
Section 6.4 of the Employment Agreement, rather than any payment under this
Section.    Payment shall be made to Massaro under either Section 6.4 of the
Employment Agreement or this Section, but not both, whether or not a Change of Control should occur with respect to Frontier.

     In the event that Massaro's employment is terminated by Frontier without Cause prior to March 1, 1998, or prior to such later Retirement Date as the parties agree upon in writing: (a) Massaro shall be entitled to receive all payments to which he would otherwise become entitled under this Article II had he not been terminated without Cause, and (b) Massaro shall become entitled to such additional payments under Article III as he would have become entitled had he not been terminated without Cause.

     7.   Other Benefits and Perquisites.   Frontier shall pay to Massaro the
          ------------------------------
value of any vacation time that has been banked under any preexisting Frontier program, and any vacation time that is unused as of the Retirement Date.
Massaro agrees that, for 1998, until the end of the Retention Term, he shall be entitled to such proportion of the total annual vacation/PTO time that would have been available to him for all of 1998 as equals the proportion of days that actually occur through the Retirement Date to the total number of days in 1998, rounded up to the nearest vacation/PTO day.

     Massaro and Frontier agree that title to the leased auto which is currently made available to Massaro by Frontier will be obtained by Frontier and the auto will be transferred to

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him, AS IS, including the existing installed cellular telephone. This transfer will result in imputed income to Massaro.

     Certain other executive perquisites made available to Massaro, such as payments or reimbursements related to club memberships, telecommunications services, and financial counseling, will terminate at the end of the Retention Term, except that Frontier will continue Massaro's current financial planning arrangements through the completion of Massaro's tax filings in 1999 for calendar year 1998, and will permit Massaro to keep the Frontier telephone system, facsimile and modem that are currently installed in his home.


ARTICLE III.  POSTEMPLOYMENT CONSULTING SERVICE PROVISIONS.

    1.  Services.   After his retirement, Massaro shall provide the Services
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to Frontier from time to time as they are reasonably requested during the
Consulting Term, on any matters on which Frontier seeks assistance, including matters with which Massaro had direct experience as an employee, had received information or had considered in an employment or executive capacity while at Frontier, and including consultation and advice on the operations, finances,
strategies, plans and capabilities of Frontier.   Massaro shall make himself
available on reasonable notice to assist Frontier to improve the ongoing conduct of the business, to evaluate potential transactions, to resolve customer and other controversies, and to represent Frontier from time to time in discussions with third parties. It is not anticipated that Massaro's Services will be required on a full time basis; however, there may be one or more periods in which Massaro may be requested to undertake Services that could require full day commitments.

    Massaro may undertake other engagements during the Consulting Term, provided such engagements are not prohibited under any other provision of this Agreement; and provided further, that Frontier work is given priority (and first priority on reasonable request of Frontier), and such engagements neither interfere with nor are inconsistent with his duties hereunder.

    In performing the Services, Massaro shall comply with applicable local, county, state and federal laws, ordinances and regulations, and with the applicable ethics and safety practices and policies of Frontier.

    2.  Frontier Support.    Frontier shall provide reasonable support at
        ----------------
Frontier Center (or such alternative Frontier or other site as the parties deem appropriate) as is reasonably requested from time to time by Massaro, so as to allow Massaro to complete the Services, including reasonable office space, reasonable secretarial support, and assistance in making travel and other arrangements to perform the Services.

    3.  Modification in the Consulting Term.    The Consulting Term commences
        -----------------------------------
on the day after the Retirement Date, and ends on February 28, 1999.    Should
Massaro seek substantial relief from the non-compete provisions of the Employment Agreement and this Agreement, and should Frontier agree to such relief, the Consulting Term and the Price may be reduced accordingly by mutual agreement as a condition of such relief so that a different Price (or no Price) is paid after the substantially reduced non-compete provision becomes effective. Should Massaro seek relief from the non-compete provisions of the Employment Agreement and this Agreement that the parties agree is not substantial, no adjustment in the Price shall be made.

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

Massaro may seek modification or substantial relief from the non-compete provision of the Employment Agreement, as modified by this Agreement, by forwarding a letter requesting such relief to the Chief Executive Officer of
Frontier, with a copy to the General Counsel of Frontier.   Such letter shall
fully and accurately identify the nature of the relief sought and the reason for
seeking such relief.   Frontier will seek in good faith to respond promptly,
within 15 business days.

    This Agreement may be renewed in a writing executed by Massaro and the Chief Executive Officer of Frontier, for such additional Term and upon such terms and conditions as Frontier and Massaro agree is appropriate, not exceeding one (1) year at any time, but this Agreement does not renew automatically.

    If a Change of Control event occurs prior to Massaro's Retirement Date, and Massaro is eligible for payments under Section 6.4 of the Employment Agreement, those provisions of this Agreement that call for the provision of postemployment Services shall be void and of no effect, and no consulting relationship shall be initiated between Frontier and Massaro. Thereafter, and upon his retirement, Massaro shall be under no obligation to perform the Services, and Frontier shall
be under no obligation to pay Massaro any compensation for such Services.   If
the Employment Agreement and this Agreement are unclear about the application of their terms to a particular Change of Control situation, the parties shall confer promptly and shall seek a resolution that is appropriate to the circumstances.

    4.   Price.   Frontier shall pay Massaro a total price ("Price") for the
         -----
Services performed during the Consulting Term of Three Hundred Fifty-Five Thousand Dollars ($355,000.00), to be allocated over the number of months between the end of the Retention Term and the end of the Consulting Term as established by Section 3 of this Article III. An allocated portion of the Price shall be paid, without any deductions or withholdings, periodically but no less often than every third month during the Consulting Term.

    Frontier shall reimburse Massaro for such reasonable business expenses as are incurred by Massaro in the performance of the Services, such as travel and lodging expense, telephone and mail expense, duplication and printing services, and premiums for any insurance procured by Massaro and required by Frontier, provided that all such expenses are authorized by Frontier and appropriate documentation is provided to Frontier to substantiate each expense item.

     If, on the Retirement Date, Frontier is in active, continuing discussions with another entity for the purpose of executing a written agreement to consummate a transaction that would constitute a Change of Control event within the terms of Sections 11.2.1 through 11.2.4, inclusive, of the Employment Agreement, or if another entity has made an unsolicited offer prior to the Retirement Date to complete a transaction that would constitute a Change of Control event within the terms of Section 11.2.1 through 11.2.4, inclusive, of the Employment Agreement, then in either event, if the Retention Term is not extended, Massaro agrees to include as part of the Services all such timely knowledge, judgment, personal involvement, counseling and allegiance to Frontier as is requested by the Chief Executive Officer of Frontier at any and all points through the completion of all activity related to the Change of Control event. If such discussions or activity result within one hundred twenty (120) days of Massaro's Retirement Date in a definitive agreement for a Change of Control of Frontier, the Price paid to Massaro shall be increased to reflect the difference between the amount paid to Massaro under

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

Article II, Section 6(b), less $60,000, on one hand, and that specific amount that would have been payable to Massaro as a multiple of his salary under
Section 6.4.3 of the Employment Agreement had a Change of Control event been completed during the Retention Term, using the base compensation set out in
Article II, Section 2 of this Agreement, on the other, but not to exceed such base compensation that would have been paid over one year. If such activity occurs prior to the Retirement Date and does not result within one hundred twenty (120) days of Massaro's Retirement Date in a definitive agreement for a Change of Control of Frontier, and Massaro has nevertheless remained available to provide, on request, all of the additional Services for use by Frontier at its discretion, and assistance is requested by the Chief Executive Officer of Frontier, the Price paid to Massaro shall be increased to reflect the difference between the amount paid to Massaro under Article II, Section 6(b) of this Agreement, less $60,000, on one hand, and that specific amount that would have been payable to Massaro as a multiple of his salary under Section 6.4.3 of the Employment Agreement had a Change of Control event been completed during the Retention Term, using the base compensation set out in Article II, Section 2 of this Agreement, on the other, but not to exceed such base compensation that would have been paid over one year. If such discussions with another entity commence or become active and continuing at any time after the Retirement Date, or there is an unsolicited offer to complete a transaction initiated at any time after the Retirement Date, but in either case before the end of the Consulting Term, then if Massaro remains available to provide as part of the Services all such timely knowledge, judgment, personal involvement, counseling and allegiance to Frontier as is requested by the Chief Executive Officer of Frontier at any and all points through the completion of all activity related to the Change of Control event, and if such assistance is requested by the Chief Executive Officer of Frontier, the Price shall be increased by mutual agreement up to a point that reflects the difference between the amount paid to Massaro under
Article II, Section 6(b) of this Agreement, less $60,000, on one hand, and that specific amount that would have been payable to Massaro as a multiple of his salary under Section 6.4.3 of the Employment Agreement had a Change of Control event been completed during the Retention Term, using the base compensation set out in Article II, Section 2 of this Agreement, on the other, but taking into account the extent to which Massaro's assistance is required, in any event not to exceed such base compensation as would have been paid over one year. It is understood that, if Massaro has become employed with another firm at any time after the Retirement Date under circumstances not in violation of his non-compete provisions (other than in consulting work which would not interfere with the provision of the Services), then Frontier, in its sole discretion, may or may not elect to utilize the additional Services Massaro may otherwise be willing to provide, notwithstanding what is set out above. The Price may continue to be subject to the provisions of Section 280G(d)(4) of the Code.

     If a Change of Control is completed during the Consulting Term, the remaining amount of the Price payable for the Consulting Term and that remains unpaid under this Agreement shall be accelerated and paid within a reasonable time not to exceed thirty (30) days after such completion, and the Consulting Term shall be deemed completed as of the effective date of the Change of Control. This Agreement anticipates that Massaro shall not be required to provide Services to Frontier or to any successor to Frontier after a Change of Control is completed. In the event of a Change of Control during the Consulting Term, Frontier shall be entitled to take such action as is required of it by the Code with respect to Section 280(G), but Massaro shall continue to have such benefit of the "gross-up" provision as would have been available under Section 7 of the Employment Agreement for such Change of Control.

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

    5.  Independent Contractor.    It is understood that in performing the
        ----------------------
Services, Massaro is an independent contractor and has no authority to act for Frontier or to bind Frontier to any contract or in any manner, except as provided herein, without the prior written approval of Frontier. In dealing with persons who may not otherwise be aware of Massaro's retirement from Frontier, and for whom such knowledge may be materially significant, Massaro will seek to provide such notice of his status as he reasonably deems appropriate in the circumstances.

    Massaro shall be responsible for all taxes and other assessments that are required to be paid on any amounts received by Massaro related to the provision of Services during the Consulting Term.

    6.   Events of Termination.   Article III of this Agreement shall
         ---------------------
terminate upon the death of Massaro, with no further obligation on the part of either party, except that Frontier shall pro rate any amount payable for Services during that quarter, and pay to Massaro's spouse or estate, as Massaro may have elected, that portion that would be payable for the period during which Massaro was available to work.

    Frontier may terminate Article III of this Agreement otherwise, with no further obligation to pay Massaro, upon: (a) any material default or breach by Massaro in the terms and conditions set forth in this Agreement which continues without cure after written notice from Frontier to correct such a default or breach and such other steps as are outlined in Article IV, Section 8, or (b) a showing that, during the Consulting Term, Massaro has: (i) intentionally committed any act(s) or made any public statement(s) that may reasonably be viewed as wrongful, illegal or otherwise significantly adverse to the reputation or image of Frontier; or (ii) intentionally taken actions that promote the interests of a competitor of Frontier or its affiliates without prior written approval of Frontier.

    In the event Frontier terminates the Agreement during the Consulting Term for material default or breach, Massaro shall be paid such prorated amount as relates to the time until notice of breach or termination is given, subject to the completion of (or failure to utilize) any steps established by Article IV,
Section 8, where applicable. In the event Frontier lawfully terminates the Agreement during the Consulting Term for any other reason, no further payment is to be made to Massaro.

    Termination of this Agreement by Frontier for breach during the Consulting Term shall not release Massaro from his obligations related to non-solicitation, non-competition and maintenance of confidential Frontier information through the period established by Section 5 of Article II of this Agreement, and Frontier shall be entitled to take or refuse to take any and all such action as is
permitted by law to protect such interests hereunder.   In the event a Change of
Control of Frontier is culminated, Massaro's non-competition and non-solicitation covenants shall terminate in accordance with the Employment Agreement.

    Except where there has been active, continuing discussion related to a Change of Control of Frontier, or an unsolicited offer that could lead to a Change of Control of Frontier, and Massaro provides the Services contemplated by
Section 4 of this Article III related to such events, or is providing such Services, Massaro may terminate Article III of this Agreement and end the Consulting Term on thirty (30) days' notice to Frontier, subject to the provisions of Section 5 of Article II of this Agreement, to the extent such remain in force. Should Massaro provide such notice to Frontier, Frontier may elect to terminate the Consulting Term at a time within the thirty (30) day period, rather than at the end of such period, on notice to Massaro prior to such termination date, provided Massaro is paid the remainder of the Price, but no right to additional payment related to a Change of Control shall subsequently accrue. Any election by Frontier to terminate
Article III of this Agreement earlier than the thirty (30) day period set out in Massaro's notice shall not be deemed to terminate section 5 of Article II if such section otherwise remains in effect. If Massaro is engaged in Services that, in Frontier's reasonable judgment, cannot be completed before the end of the thirty (30) day termination period, the parties shall establish such additional minimum time as is appropriate either to complete the Services or to provide a transition to another person. Massaro shall be paid such prorated amount of the Price as may be payable to the date termination becomes effective.

    7.   Confidentiality.   To the extent any non-public information, records
         ---------------
or other documents, related in any way to Frontier or to an entity with whom Frontier has or is considering a business relationship, are made available to Massaro in connection with the Retention Term or the Consulting Term, or Frontier or such entity identifies information, records or documents as confidential (in each case, "Confidential Information"), Massaro shall treat all such information, records or other documents as confidential and proprietary to Frontier. Massaro shall not directly or indirectly use, disseminate, copy or disclose in any manner, the Confidential Information or any other non-public knowledge relating to Frontier which may become known to Massaro during the Retention Term or the Consulting Term. This provision shall survive the expiration or earlier termination of this Agreement, and shall be in force for a period of two (2) years after the end of the Consulting Term, as stated here or as extended, notwithstanding any provision of the Employment Agreement to the contrary.

    8.   Insurance.   As required by law, or upon request of Frontier, Massaro
         ---------
shall procure and carry, and maintain in full force and effect during the Consulting Term adequate insurance coverage, including: (a) workers' compensation coverage at or above the minimum statutory limits, if it is required of Massaro by law; (b) comprehensive general liability coverage; and
(c) comprehensive automobile liability for any owned, hired and non-owned vehicles of Massaro covering the period(s) such vehicle is used in providing the Services. If Frontier itself maintains such insurance, the coverage may be procured through Frontier, including inclusion as an additional insured on a Frontier policy. Frontier will offer Massaro reasonable assistance in procuring insurance required to provide the Services. Massaro shall allocate the costs of such insurance among himself, Frontier and any other consulting clients, based on a reasonable factor or factors acceptable to Frontier. The reasonable costs of such insurance costs as are allocated to Frontier shall be reimbursed to Massaro by Frontier.

    All such coverage shall be issued by insurance companies licensed to do
business in New York.   Massaro agrees to look first to his insurance for
payment or reimbursement of any claims or occurrences that are covered by such insurance, and in the absence of such insurance, shall not make any claims against Frontier for damages, liability or loss against which he reasonably could have been insured.

    9.   Assignment and Subcontracting.    No part of his performance of the
         -----------------------------
Services may be assigned and no part of his duties hereunder may be delegated by Massaro. Any purported assignment or delegation without the express written consent of the Chief Executive Officer of Frontier shall be void. Should Frontier consent to any assignment or delegation, Massaro shall remain responsible for performance of the obligations hereunder.

    Massaro may not subcontract any part of the Services to be performed during the Consulting Term without the prior written approval of the Chief Executive Officer of Frontier.

    10.   Additions To Or Deletions From Work.   Frontier reserves the right to
          -----------------------------------
increase or decrease the scope of Services to be performed by Massaro hereunder, provided Massaro agrees as to any increase in such scope. No diminution of the scope of Services shall affect the Price, absent Massaro's consent.

    12.   Limitation of Liability.   Neither party shall be liable to the other
          -----------------------
for any indirect, incidental, special or consequential damages (including, without limitation, loss of revenues or profits) arising during the Consulting Term.


ARTICLE IV. PROVISIONS APPLICABLE TO BOTH EMPLOYEE RETENTION
            AND POSTEMPLOYMENT CONSULTING SERVICES.

    1.   Modification.   This Agreement shall not be modified, waived or
         ------------
supplemented except by written agreement signed by authorized representatives of both parties, including where stated, the Chief Executive Officer of Frontier.

    2.   Waiver.   Failure on the part of either party to enforce any provision
         ------
of this Agreement, or the waiver thereof, in any instance, shall not be construed as a general waiver or relinquishment on its part of any such provision, but the same shall nevertheless be and remain in full force and effect.

    3.   Severability.   If any provision of this Agreement shall be held to be
         ------------
invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

    4.   New York Law.   This Agreement shall be governed by and construed
         ------------
under New York state law.

    5.   Survival.   This Agreement shall inure to the benefit of Frontier, and
         --------
to all of its subsidiaries and other affiliates. Such of Frontier's rights and obligations as would continue under this Agreement shall pass by operation of law to any assignee or any successor in interest to Frontier. Massaro's rights and obligations under this Agreement shall not pass to any person or entity, other than such rights as would pass by this Agreement or the Employment Agreement to Massaro's spouse or estate. Frontier's rights under this Agreement shall survive the Agreement's termination or expiration.

    6.   Survival of Other Agreements.   The provisions of this Agreement
         ----------------------------
supersede the provisions of the Employment Agreement to the extent the duties and responsibilities of the parties are addressed herein, or as is required by necessary inference, with all other provisions of the Employment Agreement remaining in effect.

    7.   Cooperation After Retirement and After End of Consulting Term.
         -------------------------------------------------------------
Massaro agrees that he will accept service of process designed to elicit his testimony with respect to any litigation about which he may have knowledge, and that he will be available on reasonable notice under this Agreement with respect to similar matters in arbitration. Frontier shall pay for the reasonable costs of travel and related expenses if Massaro is to appear in court or to testify. To the extent that Massaro requires counsel in providing testimony, Frontier will afford Massaro the services of its counsel, or where such shared counsel is inappropriate in the circumstances, will pay for or reimburse the reasonable costs of separate counsel for Massaro. Frontier will use its best efforts to seek arrangements that are minimally intrusive on Massaro's schedule and that address any conflicting work obligations and other considerations after the end of the Consulting Term.

    8.   Resolution of Issues Related to Claimed Violations of Non-Compete
         -----------------------------------------------------------------
Provisions or Other Actions of Massaro That May Result In Denial of Benefits.
----------------------------------------------------------------------------
Except with respect to circumstances in which Frontier concludes that it is appropriate to seek equitable relief, in the event Frontier claims there has been a breach of the non-compete provisions of this Agreement, or Frontier otherwise seeks to terminate any payment(s) to Massaro under this Agreement, it shall provide at least fifteen (15) calendar days prior written notice before acting, and a statement of the basis for such claim or action. Massaro may: (a) contest such claim or action by notifying Frontier before the expiration of such period; or (b) advise Frontier before the expiration of such period that he will cure such breach or resolve the claim within an additional fifteen (15) calendar days thereafter; or (c) advise Frontier before the expiration of such period that, in the absence of any ability to cure the breach or resolve the claim fully, he will take such action as is necessary to initiate meaningful action to effect such cure or resolution; or (d) complete more than one of options (a)-
(c). Massaro shall advise Frontier promptly as to the progress and completion of any curative activity he takes.

    If Massaro contests the claim or action, he may seek an opportunity to discuss the issue with an appropriate Frontier executive, which request shall be included in his response to Frontier. The parties shall meet within seven (7) days after the request is received. In the event the parties are unable to resolve such dispute within seven (7) days after such meeting, either party may seek arbitration to determine the applicable facts, using an arbitrator selected from the Center for Dispute Resolution who is acceptable to both parties. All costs of arbitration, including the fees of the arbitrator, shall be shared equally by the parties.

    Consistent with contract law, Massaro shall take such action as is necessary in the interim to mitigate the impact on Frontier of the claimed breach pending its resolution; however, the dates available to Massaro for curative action shall be extended while the discussion and arbitration period is underway. Payment of sums due under the first and third paragraph of Section 4 of Article III may be suspended at Frontier's election pending discussion and completion of the claim resolution process.

    9.   Confidentiality.   Frontier and Massaro agree to use their best
         ---------------
efforts to keep confidential the existence, terms and conditions of this Agreement and the fact of Massaro's intent to retire, until such time as Frontier and Massaro agree that a retirement announcement will be made, and such announcement is in fact made. Individual exceptions may be made with the concurrence of Frontier and Massaro that are not inconsistent with law or disclosure obligations of either party. Massaro agrees that he will not disclose these items to any person other than his legal and/or financial advisor(s) and immediate family, unless compelled by law to do so. If a person not a party to this Agreement requests or demands, by subpoena or otherwise, that Massaro disclose or produce this Agreement or any terms or conditions thereof, Massaro agrees to notify Frontier and provide Frontier with reasonable time to respond before taking any action or making any disclosure.

     Frontier will make those disclosures required of it, including filing of this document with the Securities and Exchange Commission at the appropriate time, at which point the parties will no longer be required to maintain the confidentiality of this Agreement. In the event that Massaro seeks to make a third party aware of the existence, or any terms and conditions of this Agreement or the fact of Massaro's retirement prior to the time of public disclosure, he shall first seek authorization of Frontier, which shall not be unreasonably withheld, and which may include a request that the third party agree to maintain such information in confidence until public disclosure.

     10.   Successors to Frontier; Massaro Representatives and Survivors.
           -------------------------------------------------------------
Frontier shall require any successor or assignee to all or substantially all of its business and/or assets, whether by merger, sale of assets or otherwise, to assume and agree to perform Frontier's obligations under this Agreement in the same manner and to the same extent that Frontier would be required to perform them if such succession or assignment had not taken place. Massaro agrees that all of Frontier's rights under the Agreement that would survive shall pass by operation of law to such successor or assignee.

     This Agreement shall inure to the benefit of, and be enforceable by Massaro's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Should Massaro die while any amounts are still payable to him, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Massaro's devisee(s), legatee(s) or other designee(s) or, in the absence of such designee(s), to his estate.

     11.   Notice.   Unless otherwise specifically stated herein, Massaro and
           ------
Frontier agree that the same notice provisions apply to this Agreement as are
set out in the Employment Agreement.   All notices and other communications
required or permitted under this Agreement shall be in writing and shall be deemed given when mailed by Express or similar mail or certified mail, return receipt requested, or by nationally recognized overnight courier, receipt requested, when addressed to a party at his or her official business address when employed by Frontier, or at Massaro's home address as reflected in the Frontier's records from time to time and when addressed to Frontier at its corporate headquarters, to the attention of Frontier's Chief Executive Officer, with a copy to the Company's General Counsel.

     Questions by Massaro to Frontier about implementation of this Agreement shall be directed to Ken Schirmuhly at 716-777-6028.

     12.   Counterparts.   This Agreement may be signed by Massaro and on behalf
           ------------
of Frontier in one or more counterparts, each of which shall be recognized as an original.

     13.   Waivers Related to Statutory and Other Rights When Employment Status
           --------------------------------------------------------------------
Is To Change.   Massaro specifically represents and warrants that he has read
------------
all of the following disclosure, and agrees to the provisions of the following paragraphs specifically:

     Massaro releases Frontier from any claims, actions or causes of action asserted or which could have been asserted under the Age Discrimination in Employment Act of 1967, as amended, Title VIII of the Civil Rights Act of 1964, the New York Human Rights Law, the Employee Retirement Income Security Act, and the Americans with Disabilities Act, as any have been amended, and any claims, actions or causes of action for wrongful discharge, unjust dismissal, constructive discharge, breach of any written, oral or implied promise or agreement related to employment, salary, severance payments, benefits, other compensation, or attorneys' fees or costs related to employment or compensation which accrued or could have been made prior to the execution of this Agreement.

     In executing this Agreement, Massaro agrees that he has been given the opportunity to have at least 45 days in which to consider signing this Agreement and the release set out just above, even though he may execute it within that
time.   Massaro acknowledges and agrees that he has had the opportunity to consult with an attorney of his choice concerning this Agreement. Massaro agrees that he has carefully read and fully understood all provisions, and is
entering into this Agreement voluntarily.    Massaro represents that, in
negotiating and executing this Agreement, he has not relied upon any representation or statement, written or oral, not set forth in this Agreement and that this Agreement, with the Employment Agreement, constitutes the entire agreement between Frontier and Massaro.

     Massaro acknowledges that he has had the right to revoke this Agreement within 7 days of signing it, and it will not become effective until the 7 day period has expired. If Massaro receives any compensation in connection with this Agreement within this 7 day period, he agrees to return such compensation to Frontier immediately after any revocation.

     14.   Insider Status.   Massaro specifically recognizes that he is and will
           --------------
remain for a period of time a Section 16 "insider" for purposes of federal securities laws and regulations, that there are related obligations related to the securities laws, and that there are significant obligations with respect to holding Section 16 status that shall continue for a period of six months (and such additional period as Frontier's Office of the Secretary shall advise
Massaro) after Massaro's retirement.   Massaro specifically agrees that he will
comply with all state and federal securities laws and regulations that may apply to him, including the rules applicable to Section 16 status. Massaro shall execute such affiliate letters as are requested of him with respect to transactions of Frontier until Massaro's affiliate status ceases, such letters to be in a form consistent with the affiliate conditions applicable to him. Frontier requires and Massaro agrees that this provision is not waivable, and that any action intended to be taken by Massaro that may be required or prohibited as a result of his continued insider status shall be addressed beforehand with counsel for Frontier.


     WHEREFORE, the parties have read, understand and agree to the terms set forth above, and are willing to be bound thereby, as of the Effective Date set forth above.


FRONTIER CORPORATION                    LOUIS L. MASSARO


By:  /s/ Joseph P. Clayton              /s/ Louis L. Massaro
     ---------------------              --------------------
Name:  Joseph P. Clayton                Louis L. Massaro
Title: Chief Executive Officer

Date:     1/23/98                   Date:     1/23/98
          -------                             -------

                                                            Frontier Corporation


LOGO                               Martin T. McCue      180 South Clinton Avenue
frontier                           Vice President and   Rochester, NY 14646
                                   General Counsel      716-777-8497
                                                        716-546-7823 fax


                              December 29, 1997
Louis L. Massaro
19 Mile Post Lane
Pittsford, New York 14534

Dear Mr. Massaro,

     This side letter is intended to address a contingency with respect to the date of your retirement.

     Section 1 of Article I and Section 1 of Article IV of the Retention and Consulting Agreement between you and Frontier together provide that your Retirement Date may be modified by mutual agreement in writing. We have already addressed a circumstance in which we would agree to move the Retirement Date up a short time. Section 4 of Article III also provides that Frontier and you may or may not extend the Retention Term in the event that another entity has made an unsolicited offer prior to the Retirement Date to complete a transaction that would constitute a Change of Control event within the terms of Section 11.2.1 through 11.2.4, inclusive, of your Employment Agreement.

     To address this issue and to protect shareowner interests, you and Frontier agree that if there is an unsolicited offer that is made for Frontier and remains pending on February 28, 1998, or such other mutually agreed Retirement Date, and the chief executive officer of Frontier, after such consultation as he determines is necessary, deems it a bona fide offer that must be addressed seriously by the Company, the chief executive officer of Frontier will permit you to continue as an employee for a period to be defined jointly, consistent with the Retention and Consulting Agreement, for the specific purpose of assisting the chief executive officer in responding to the offer and in such action as he and the board determine is appropriate to protect shareowner interests. Assuming that such offer leads, after active and continuing discussions, to a change of control, you would be entitled to such additional benefits as you might be otherwise be entitled to as an employee.

     If this is consistent with your understanding, please place your signature in the space below your name at the end of this letter.

                              Very truly yours


                              /s/ Martin T. McCue
                              -------------------
                              Martin T. McCue
Agreed:

/s/ Louis L. Massaro
--------------------
Louis L. Massaro

cc:  J. P. Clayton
     J. F. Sansone
     K. P. Schirmuhly

                                   ASSIGNMENT
                                   ----------

     This Assignment ("Assignment"), of a portion of a certain Service Continuation Agreement ("Agreement") dated as of December 29, 1997 by and between Frontier Corporation ("Frontier"), a New York corporation with its principal offices at 180 South Clinton Avenue, Rochester, New York 14646 ("Frontier Center"), and Louis L. Massaro, of 19 Mile Post Lane, Pittsford, New York, 14534 ("Massaro"), is made this 26th day of February, 1998 (the "Effective Date") from Massaro to L. L. Massaro Associates, Inc. ("LLM"), a New York limited liability corporation, with the express consent of Frontier.

     In consideration of the promises and mutual agreements hereinafter set forth, Massaro, LLM, and Frontier agree as follows:

     1. Under Article III of the Agreement between Massaro and Frontier, Frontier agreed to retain the services of Massaro as a consultant to Frontier, and Massaro agreed to provide postemployment consulting services ("Services") to Frontier, under the applicable terms and conditions of the Agreement. The period from Massaro's retirement at the close of business of Frontier on Thursday, February 26, 1998 through and including February 28, 1999 constitutes the "Consulting Term".

     2. Massaro has agreed in Article II of the Agreement to certain non-solicitation and non-competition covenants, and has made commitments related to the continued protection of Frontier proprietary information, as defined in that Agreement (together, the "Protective Covenants"). The Protective Covenants will continue to run during all or some portion of the Consulting Term, as such periods are established by the Agreement.

     3. Frontier agrees to permit Massaro to assign that portion of the Agreement that anticipates the provision of the Services from Massaro to LLM upon the following terms and conditions:

          a. LLM shall continue during the Consulting Term to be owned or controlled by Massaro as a shareowner, and LLM shall assure that any Services to be performed for Frontier under the Agreement shall be performed only by individuals affiliated with LLM who have been approved in writing by Frontier's Chief Executive Officer or General Counsel.

          b. LLM shall fully perform all of the Services defined in and contemplated by the Agreement to the same extent and with the same conditions as Frontier would have been entitled to receive such Services from Massaro under the Agreement.

          c. LLM and Massaro shall each comply fully with the terms and conditions of Article III of the Agreement, those portions of Article IV as are applicable to the performance of the Services, and the Protective Covenants, and with such applicable laws and regulations as are contemplated by the Agreement. LLM shall do nothing as a corporation that is prohibited of, or not permitted to
be done by Massaro under the Agreement.   To assure that Frontier is fully
protected with respect to the Protective Covenants and other applicable terms and conditions of the Agreement, any breach or failure on the part of Massaro with respect to the Protective Covenants of the Agreement shall be deemed a breach or failure on the part of LLM, and any breach or failure with respect to the Protective Covenants on the part of LLM with respect to the Agreement shall be deemed a failure on the part of Massaro.

          d. Frontier shall cooperate with LLM to provide for reasonable treatment of taxes and assessments with respect to the Agreement and payments for the Services, but LLM shall remain primarily responsible at all times for the payment of taxes or assessments due to any jurisdiction by it or Massaro, or on its or his behalf.

          e. There shall be no change in the Agreement with respect to the events of termination as they are defined and described therein, including termination of the Agreement upon the death of Massaro, but all other provisions related to events of termination, cure and dispute resolution shall apply equally to LLM and Massaro.

          f. LLM and Massaro (and any authorized affiliated individual) shall maintain the confidentiality of Frontier Confidential Information as contemplated by the Agreement.

          g.   The Chief Executive Officer of Frontier consents to this
Assignment under Article III, Section 9 of the Agreement.   Massaro and LLM each
agree that no further assignment or subcontracting of any aspect of performance under the Agreement is contemplated by this Assignment.

          h.   This Assignment shall be governed by New York law.

     WHEREFORE, the parties have read, understand and agree to the terms set forth above, and are willing to be bound thereby, as of the Effective Date set forth above.

FRONTIER CORPORATION            LOUIS L. MASSARO


By:  /s/ Martin T. McCue        /s/ Louis L. Massaro
     -------------------        --------------------
Name:  Martin T. McCue          Louis L. Massaro
Title:  Vice President

Date:     2/26/98               Date:    2/26/98
          -------                        -------


                    L. L. MASSARO ASSOCIATES, INC.


                    By:    /s/ Louis L. Massaro
                           --------------------
                    Name:  Louis L. Massaro
                    Title:  President

                     Date:    2/26/98
                              -------



                                      -2-